UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2022

BBQ HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-39053	83-4222776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 100, Minnetonka, MN 55343

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

DAVE
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BBQ	The Nasdaq Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into Material Definitive Agreements.

On November 23, 2021, the Company, entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. The Credit Agreement had a five-year term and provided for up to a $5.0 million revolving line of credit and a $15.0 million term loan. On April 11, 2022 (the “First Amendment Date”), the Company amended the Credit Agreement (the “Amended Credit Agreement”), increasing the revolving line of credit to $25.0 million and the term loan to $25.0 million. As of April 11, 2022, the current balance of the term loan is $25.0 million and there are no outstanding cash draws on the line of credit.

The Amended Credit Agreement has a five-year term starting on the First Amendment Date. Proceeds of borrowings shall be used for accretive capital allocation and for working capital purposes. Specifically, a portion of the increased borrowings was used to fund the acquisition of Barrio Queen that closed on April 11, 2022. The Company’s obligations under the Amended Credit Agreement are secured by substantially all of its assets, excluding real property. Subject to certain conditions, borrowings under the Amended Credit Agreement bear interest in the range of 1.75% to 2.25% per annum plus SOFR. If SOFR becomes unavailable, the replacement rate will be determined pursuant to the terms of the Amended Credit Agreement.

The Amended Credit Agreement contains customary representations, warranties and affirmative and negative covenants. Financial covenants include a rent adjusted leverage ratio, a fixed charge coverage ratio, and an annual capital expenditure limitation.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as an Exhibit to this Form 8-K and is incorporated herein by reference.

Item 2.01.Completion of Acquisition or Disposition of Assets.

As previously announced, on March 14, 2022, BBQ Holdings, Inc. (the “Company”) entered in to an Asset Purchase Agreement (the “APA”) with L & S Culinary Concepts, LLC, an Arizona limited liability company, Barrio Culinary Concepts, LLC, an Arizona limited liability company, BCC Desert Ridge, LLC, an Arizona limited liability company, BCC Tempe Marketplace LLC, an Arizona limited liability company, BCC Queen Creek Marketplace, LLC, an Arizona limited liability company, BCC Heritage Market Place, LLC, an Arizona limited liability company, BCC Glendale, LLC, an Arizona limited liability company, BCC Avondale Park 10, LLC, an Arizona limited liability company, and BCC Prasada West, LLC, an Arizona limited liability (collectively and severally, “ the Seller”), pursuant to which the Company agreed, subject to specified terms and conditions, to purchase from the Seller substantially all of the assets of the restaurant business known as Barrio Queen (the “Transaction”). The transaction closed on April 11, 2022.

The cash purchase price for the Barrio Queen restaurant business was approximately $28 million, as adjusted pursuant to the terms of the APA.

The foregoing description of the APA is a summary only and is qualified in its entirety by reference to the APA, a copy of which was attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on March 14, 2022.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this item 2.03.

Item 7.01. Regulation FD Disclosure.

On April 12, 2022, the Company issued a press release announcing the closing of the Transaction. The press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01.Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements that may be required in connection with the acquisition are not included in this Current Report on Form 8-K. The Company will file the required financial statements within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission.

(b)Pro forma financial information.

The financial statements that may be required in connection with the acquisition are not included in this Current Report on Form 8-K. The Company will file the required financial statements within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission.

(c)Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to Credit Agreement with JPMorgan Chase Bank, N.A. dated April 11, 2022.
10.2	Credit Agreement conformed through Amendment No. 1 with JPMorgan Chase Bank, N.A.
99.1	Press Release dated April 12, 2022.
Exhibit 104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBQ HOLDINGS, INC.

Date: April 13, 2022	By:	/s/ Jason Schanno
Name: Jason Schanno
Title: Chief Financial Officer